NEWS RELEASE

Lincoln Financial Group Reports Third Quarter 2006 Earnings
Solid Fundamentals Strengthen Market Share and Momentum

PHILADELPHIA, October 31, 2006 - Lincoln National Corporation (NYSE:LNC) today reported net income of $364.1 million, or $1.29 per diluted share, for the third quarter of 2006. By comparison, net income for the third quarter of 2005 was $228.8 million, or $1.30 per diluted share.
Income from operations for the third quarter of 2006 was $371.1 million, or $1.31 per diluted share, compared with $226.3 million, or $1.29 per diluted share, in the third quarter of 2005. The growth in income from operations was positively impacted by the merger with Jefferson-Pilot that closed on April 3, 2006. Return on equity (ROE), based on income from operations, for the quarter was 13%. The attached table defines and reconciles income from operations and ROE, non-GAAP measures, to net income and ROE calculated in accordance with GAAP.
In addition to benefiting from growth in account values and assets under management across business lines, third quarter earnings were positively impacted by the net effect of a tax-related adjustment, an insurance recovery, and the results of Lincoln’s annual comprehensive review of prospective assumptions underlying Deferred Acquisition Costs (DAC), Value of Business Acquired (VOBA), Deferred Front-End Loads (DFEL), Guaranteed Minimum Death Benefit (GMDB) reserves, and Guaranteed Minimum Withdrawal Benefit (GMWB) reserves.
Consolidated domestic retail deposits, which include individual annuities, mutual funds, life insurance and other personal wealth accumulation products together with retirement products sold into the employer-sponsored marketplace, were $6.3 billion, down $120 million from a strong third quarter of 2005. The quarter’s results reflect strength in variable and fixed annuity deposits, combined with slowing retail investment management sales due to recent fund closings. Lincoln reported consolidated retail net flows for the quarter of $532 million. Investment management institutional deposits were $2.4 billion for the quarter with $1.0 billion in net flows. At September 30, 2006, consolidated assets under management were $220 billion.
“The third quarter of 2006 was yet another quarter built off strong operating fundamentals, as life production gained momentum and variable annuity sales continued to thrive, while the company executed seamlessly on integration efforts,” said Jon A. Boscia, chairman and chief executive officer of Lincoln Financial Group. “Our results continue to reinforce our market-leadership position in all major product lines,” added Boscia.
Individual Markets
Individual Annuities
Third quarter income from operations for the Individual Annuities segment was $129.4 million versus $79.0 million for the same period a year ago. The increase in earnings was driven by growth in variable annuity account values, leading to margin expansion, and the addition of fixed annuity account values from the Jefferson-Pilot merger. The 2006 quarter included approximately $27 million, after tax, primarily related to favorable tax adjustments associated with the filing of the prior-year tax returns and also included approximately $2 million, after tax, of better than expected performance in the variable annuity hedge program. The year ago quarter included, among other items, positive prospective unlocking adjustments of $22 million, after tax.
In the quarter, gross deposits reached $2.7 billion, with increases in both variable and fixed products over the third quarter of 2005. Variable annuity net flows were $1.0 billion, up 20% over the prior year period. “Our ability to grow variable annuity market share and shelf space in the face of increasing competition and a downturn in industry sales growth underscores our quality products and successful distribution model,” said Boscia. Fixed annuity net flows, including indexed annuities, were a negative $713 million, reflecting an anticipated increase in withdrawals as high multi-year guaranteed crediting rates expired on certain products.
Individual Life Insurance
Individual Life Insurance income from operations was $122.8 million, compared to $64.9 million in the third quarter of 2005. The year-over-year variance was driven primarily by the Jefferson-Pilot merger, along with steady growth in face amount and account values. The current quarter’s results were negatively impacted by approximately $13 million, after tax, related to DAC unlocking adjustments and approximately $4 million, after tax, primarily related to unfavorable investment results.

Individual life insurance sales, reported as paid annualized premium, were flat compared to combined Lincoln and Jefferson-Pilot sales in the prior year period. Sequentially, the current quarter’s life insurance sales grew 15% over the second quarter of 2006. “We are very pleased with the positive trend in life sales over the last three quarters, as we realize the benefits of wholesaler productivity, investments in new business processes, and streamlined underwriting procedures,” said Boscia.
Employer Markets
Retirement Products
Defined Contribution
Third quarter income from operations for Defined Contribution was $52.5 million, versus $53.4 million for the same period a year ago. The 2006 quarter included approximately $4 million, after tax, of net positive items primarily related to the favorable tax adjustments associated with the filing of the prior-year tax returns. The prior year period benefited from, among other items, DAC unlocking adjustments of approximately $12 million, after tax.
In the quarter, gross deposits were $1.1 billion, up 7% as compared to same period results in 2005, driven by solid year-over-year gains in the Lincoln Alliance® Program, a medium to large case employer-sponsored retirement plan solution predominantly focused on the Healthcare and Education markets.
“On the heels of the Pension Protection Act, the Employer Markets segment launched a new group variable annuity product in the third quarter, Lincoln American Legacy RetirementSM, leveraging our expertise in the retirement income space and our strong relationship with American Funds, while increasing traction with our distribution partners,” added Boscia.
Executive Benefits
Income from operations for Executive Benefits was $12.8 million, compared to $2.5 million in the third quarter of 2005. The growth in income was primarily driven by the Jefferson-Pilot merger.
Group Protection
For the third quarter, Group Protection’s income from operations was $28.8 million, up 93% over the prior year period, as reported by Jefferson-Pilot. The current quarter benefited from approximately $5 million, after tax, due to a better than expected non-

medical loss ratio of 68.4%, driven again by favorable long-term disability claims incidence and terminations.
In the quarter, annualized premiums for new business were $50 million, down 13% as compared to the 2005 quarter, reflecting continued pricing discipline in the face of overall weakness in the group protection markets.
Investment Management
Investment Management reported income from operations of $13.4 million for the quarter, compared to $4.8 million for the same period a year ago. The year-over-year improvement was primarily attributable to strong growth in third-party assets under management, driving an increase in revenues. The period’s results also included a number of offsetting items that had an approximately $1 million, after tax, net negative impact on earnings.
In the quarter, total deposits and net flows were $4.9 billion and $745 million, respectively. “Strong investment performance across multiple styles has boosted the flow of new client assets to Delaware, as they have received 66 new institutional mandates across 14 asset classes this year,” said Boscia. “We continue to expand our product offerings by attracting new investment talent to our firm, most recently with the addition of an emerging markets team,” added Boscia.
Lincoln UK
Third quarter income from operations for the UK segment was $8.3 million, which compares with $9.6 million in the third quarter of 2005. The third quarter of 2006 included a net negative impact of approximately $3 million, after tax, primarily related to an unfavorable prospective DAC unlocking adjustment.
Lincoln Financial Media
Lincoln Financial Media income from operations was $14.6 million in the third quarter of 2006, up 5% compared to the prior year period, as reported by Jefferson-Pilot.
Other Operations
The composition of Other Operations has undergone significant change when compared to prior-year results. The changes include the addition of income from corporate held assets of the former Jefferson-Pilot, income on capital not allocated to other business segments, and certain expenses retained in Other Operations. The operating loss in Other Operations was $11.5 million in the third quarter of 2006 versus income from operations of $12.2 million in the same period a year ago. The current quarter benefited from a $17 million, after tax, insurance recovery related to past mis-selling claims in our UK operation, consistent with last quarter’s guidance. The third quarter of 2006 was negatively impacted by approximately $4 million, after tax, of unfavorable expense-related items and included merger-related expenses of $9 million, after tax. The third quarter of 2005 included income of $13 million from a favorable tax adjustment.
Interest expense for the period was $44 million, after tax, an increase of $30 million over the same period in 2005, reflecting merger-related financing and the consolidation of existing Jefferson-Pilot debt.
Capital and Share Repurchase
As of September 30, 2006, the book value of Lincoln National Corporation common stock, excluding accumulated other comprehensive income, was $41.20, compared with $32.65 a year ago. Book value, including accumulated other comprehensive income, was $43.39, compared with $36.23 a year ago. Lincoln repurchased approximately 6.3 million shares in the third quarter of 2006, including 5.5 million shares as part of the accelerated share repurchase program (ASR) the company entered into on August 14, 2006. The company retired approximately 181,000 of additional shares upon completion of the program on October 18, 2006.
2006 Outlook
Merger Integration
Based on a review of realized pre-tax integration savings in the quarter, Lincoln remains on course for achieving the $90 million run-rate expense savings target in the first year after the merger. Lincoln maintains its three-year, annualized run-rate merger savings estimate of $180 million.
Individual Annuities
Excluding the period’s favorable items in the third quarter of 2006 and adjusting for the impact of the equity markets in the Individual Annuities segment, Lincoln anticipates income from operations to benefit from continued positive variable flows, stable spreads, and expense management. During the remainder of 2006, Lincoln expects continued pressure on fixed flows.
Individual Life Insurance
After factoring out the net impact of the negative DAC unlocking and unfavorable investment results in the quarter, Lincoln expects the Individual Life segment’s income from operations to build modestly from results reported in the third quarter, benefiting from stable mid-single-digit growth in face amount and account value. Lincoln expects individual life sales for the remainder of 2006 to modestly outperform previous quarters, as production traditionally increases in the fourth quarter.
Employer Markets
Lincoln expects improved deposits and flows for the remainder of 2006 with modest growth in earnings, adjusted for the impact of the equity markets. Lincoln anticipates Group Protection will return to normal non-medical loss ratios in the range of 71-75% with modestly better sales results through year end.
Earnings Estimates
Lincoln continues to expect 2006 income from operations for Investment Management to be in the mid-$50 million range, recognizing results are sensitive to the markets.
For the UK segment, Lincoln continues to estimate 2006 earnings in the high $30 million range, assuming stable exchange rates.
For the year, the company expects income from operations for Lincoln Financial Media, to be in the low $40 million range, recognizing this estimate does not include pre-merger earnings from the first quarter of 2006.
Capital Management
Lincoln intends to execute another ASR program of approximately $150 million as soon as practicable in the fourth quarter of 2006. Upon completion of this ASR, the company will reach its targeted stock repurchase activity for the year.
This outlook contains estimates that are forward-looking, and Lincoln’s actual experience in 2006 will almost certainly differ because of the many assumptions utilized in the outlook as well as a large number of other factors that will probably change, which may lead us to revise our estimates over time. Please see the Forward-Looking Statements - Cautionary Language that follow for additional factors that may cause actual results to differ materially from our current expectations.
Lincoln National Corporation will discuss the company’s third quarter results with investors in a conference call beginning at 11:00 a.m. (ET) on Wednesday, November 1, 2006. The company will also post its third quarter 2006 statistical supplement on its Web site, www.LFG.com.
Lincoln Financial Group is the marketing name for Lincoln National Corporation (NYSE:LNC) and its affiliates. With headquarters in Philadelphia, the companies of

Lincoln Financial Group had assets under management of $220 billion as of September 30, 2006. Through its affiliated companies, Lincoln Financial Group offers: annuities; life, group life and disability insurance; 401(k) and 403(b) plans; savings plans; mutual funds; managed accounts; institutional investments; and comprehensive financial planning and advisory services.  Affiliates also include: Delaware Investments, the marketing name for Delaware Management Holdings, Inc. and its subsidiaries; Lincoln Financial Media, which owns and operates three television stations, 18 radio stations, and the Lincoln Financial Sports production and syndication business; and Lincoln UK. For more information please visit www.LFG.com.

Contacts:	Jim Sjoreen	Laurel O’Brien
	215 448-1420	215 255-1520
	Investor Relations	Media Relations
	investorrelations@LFG.com	mediarelations@LFG.com

Definition of Income (Loss) from Operations and ROE
Income (loss) from operations and ROE, as used in the earnings release, are non-GAAP financial measures and are not substitutes for net income (loss) and ROE, calculated using GAAP measures. Income (loss) from operations represents after tax results excluding, as applicable, realized gains or losses on investments and derivatives, cumulative effect of accounting changes, reserve changes on business sold through reinsurance, gain on sale of subsidiaries and book of business and loss on early retirement of debt. The earnings used to calculate ROE, as used in the earnings release, are income (loss) from operations. Income (loss) from operations is an internal measure used by the company in the management of its operations. Management believes that this performance measure explains the results of the company's ongoing operations in a manner that allows for a better understanding of the underlying trends in the company's current business because the excluded items are either unpredictable and/or not related to decisions regarding the underlying businesses.

	For the Quarter		For the Nine Months
($ in millions, except per share data)	Ended September 30,		Ended September 30,
	2006	2005	2006	2005
Net Income	$364.1	$228.8	$934.3	$605.6

Less:
Net realized loss on investments	(5.0)	(1.1)	(13.2)	(8.5)
Net gain on reinsurance
derivative/trading account securities	(2.2)	3.5	2.8	3.0
Reserve development and related amortization
on business sold through reinsurance	0.2	0.2	0.6	0.6
Gain on sale of subsidiaries/ businesses	-	-	-	9.3
Income from Operations	$371.1	$226.2	$944.1	$601.2

Earnings per share (diluted)
Net Income	$1.29	$1.30	$3.76	$3.44
Income from Operations	$1.31	$1.29	$3.80	$3.42

Average Equity
(Excluding accumulated other comprehensive income)	$11,437.9	$5,555.9	$9,568.0	$5,422.8

Return on Equity
Net Income	12.7%	16.5%	13.0%	14.9%
Income from Operations	13.0%	16.3%	13.2%	14.8%

LINCOLN NATIONAL CORPORATION
DIGEST OF EARNINGS

	For the Quarter Ended
	September 30,
	2006	2005

Revenue	$2,487,192,000	$1,394,953,000
Net Income	$364,087,000	$228,813,000

EPS - Basic	$1.31	$1.33
EPS - Diluted	$1.29	$1.30

Avg. Shares - Basic	278,472,606	172,614,421
Avg. Shares - Diluted	282,417,303	175,835,238

	For the Nine Months Ended
	September 30,
	2006	2005

Revenue	$6,404,630,000	$4,088,393,000
Net Income	$934,283,000	$605,617,000

EPS - Basic	$3.82	$3.50
EPS - Diluted	$3.76	$3.44

Avg. Shares - Basic	244,436,546	173,018,733
Avg. Shares - Diluted	247,995,491	176,010,760

Forward-Looking Statements - Cautionary Language

This press release and oral statements made by company officials may contain information that includes or is based upon forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Forward-looking statements give expectations or forecasts of future events. You can identify these statements by the fact that they do not relate strictly to historical or current facts. They use words such as “anticipate,” “estimate,” “expect,” “project,” “intend,” “plan,” “believe,” and other words and terms of similar meaning in connection with a discussion of future operating or financial performance. In particular, these include statements relating to future actions, prospective services or products, future results of sales efforts, the outcome of contingencies, such as legal proceedings, trends in operations and financial results.

Any or all forward-looking statements may turn out to be wrong. They can be affected by inaccurate assumptions or by known or unknown risks and uncertainties. Many such factors will be important in determining our actual future results. These statements are based on current expectations and the current economic environment. They involve a number of risks and uncertainties that are difficult to predict. These statements are not guarantees of future performance. Actual results could differ materially from those expressed or implied in the forward-looking statements. Among factors that could cause actual results to differ materially are:

•
Problems arising with the ability to successfully integrate our and Jefferson-Pilot Corporation’s (“Jefferson-Pilot”) businesses, which may affect our ability to operate as effectively and efficiently as expected or to achieve the expected synergies from the merger or to achieve such synergies within our expected timeframe and the impact of the application of purchase accounting on results of operations;

•
Legislative, regulatory or tax changes, both domestic and foreign, that affect the cost of, or demand for, our products, the required amount of reserves and/or surplus, or otherwise affect our ability to conduct business, including changes to statutory reserves and/or risk-based capital requirements related to secondary guarantees under universal life and variable annuity products such as Actuarial Guideline VACARVM; restrictions on revenue sharing and 12b-1 payments; and the potential for U.S. Federal tax reform;

•
The initiation of legal or regulatory proceedings against LNC or its subsidiaries and the outcome of any legal or regulatory proceedings, such as: (a) adverse actions related to present or past business practices common in businesses in which LNC and its subsidiaries compete; (b) adverse decisions in significant actions including, but not limited to, actions brought by federal and state authorities, and extra-contractual and class action damage cases; (c) new decisions that result in changes in law; and (d) unexpected trial court rulings;

•	Changes in interest rates causing a reduction of investment income, the margins of our fixed annuity and life insurance businesses and demand for our products;
•
A decline in the equity markets causing a reduction in the sales of our products, a reduction of asset fees that LNC charges on various investment and insurance products, an acceleration of amortization of deferred acquisition costs, the value of business acquired , deferred sales inducements and deferred front-end loads and an increase in liabilities related to guaranteed benefit features of our variable annuity products;

•	Ineffectiveness of our various hedging strategies used to offset the impact of declines in the equity markets;
•
A deviation in actual experience regarding future persistency, mortality, morbidity, interest rates or equity market returns from our assumptions used in pricing our products, in establishing related insurance reserves, and in the amortization of intangibles that may result in an increase in reserves and a decrease in net income;

•	Changes in accounting principles generally accepted in the U.S. that may result in unanticipated changes to our net income;
•
Lowering of one or more of our debt ratings issued by nationally recognized statistical rating organizations, and the adverse impact such action may have on our ability to raise capital and on our liquidity and financial condition;

•
Lowering of one or more of the insurer financial strength ratings of our insurance subsidiaries, and the adverse impact such action may have on the premium writings, policy retention, and profitability of our insurance subsidiaries;

•
Significant credit, accounting, fraud or corporate governance issues that may adversely affect the value of certain investments in the portfolios of our companies requiring that LNC realize losses on such investments;

•
The impact of acquisitions and divestitures, restructurings, product withdrawals and other unusual items, including our ability to integrate acquisitions and to obtain the anticipated results and synergies from acquisitions;

•	The adequacy and collectibility of reinsurance that we have purchased;
•	Acts of terrorism or war, or pandemics that may adversely affect our businesses and the cost and availability of reinsurance;
•	Competitive conditions, including pricing pressures, new product offerings and the emergence of new competitors, that may affect the level of premiums and fees that we can charge for our products;
•	The unknown impact on our business resulting from changes in the demographics of our client base, as aging baby-boomers move from the asset-accumulation stage to the asset-distribution stage of life;
•	Loss of key management, portfolio managers in the Investment Management segment, financial planners or wholesalers; and
•
Changes in general economic or business conditions, both domestic and foreign, that may be less favorable than expected and may affect foreign exchange rates, premium levels, claims experience, the level of pension benefit costs and funding, and investment results.

The risks included here are not exhaustive. We describe additional risks in our recent Forms 10-K, 10-Q and 8-K and other documents filed with the Securities and Exchange Commission. Moreover, we operate in a rapidly changing and competitive environment. New risk factors emerge from time to time and it is not possible for management to predict all such risk factors.

Further, it is not possible to assess the impact of all risk factors on our business or the extent to which any factor, or combination of factors, may cause actual results to differ materially from those contained in any forward-looking statements. Given these risks and uncertainties, investors should not place undue reliance on forward-looking statements as a prediction of actual results. In addition, we disclaim any current intention to update any forward-looking statements to reflect events or circumstances that occur after the date of this document.